Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AGEX THERAPEUTICS, INC.

For the purpose of organizing a corporation under the Delaware General Corporation Law, the undersigned hereby certifies that:

Article 1

Name

The name of this corporation is AgeX Therapeutics, Inc.

Article 2

Address

The address of the corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901 in Kent County. The name of its registered agent at such address is Capitol Services, Inc.

Article 3

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article 4

Capital Stock

The corporation is authorized to issue two classes of stock, which shall be designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which the corporation is authorized to issue is one hundred million (100,000,000), with a par value of $0.0001 per share. The number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), with a par value of $0.0001 per share. The Preferred Stock may be issued in one or more series as the board of directors of the corporation may by resolution or resolutions designate. The board of directors of the corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions and the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock as a class, or upon any wholly unissued series of Preferred Stock. The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.

Article 5.

Name and Address of Incorporator

The name and mailing address of the incorporator are as follows:

Richard S. Soroko, Esq.

Thompson, Welch, Soroko & Gilbert LLP

3950 Civic Center Drive

3rd Floor

San Rafael, CA 94903

Article 6

Limitation on Liability and Indemnification

The liability of the directors of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permissible under Delaware; provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. The corporation is authorized to indemnify directors, officers, and agents to the fullest extent permissible under Delaware law.

Article 7

Corporate Governance Matters

7.1 Bylaws.

The board of directors of the corporation shall have the power to make, amend and repeal the bylaws of the corporation (except insofar as the bylaws of the corporation adopted by the stockholders shall otherwise provide). Any bylaws made by the board of directors under the powers conferred hereby may be amended or repealed by the board of directors or by the stockholders.

7.2 Number of Directors.

The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws of the corporation, unless otherwise restricted by this Certificate of Incorporation.

7.3 Ballots.

Election of directors need not be by written ballots unless the bylaws of the corporation shall so provide.

I acknowledge and affirm that I am the person who executed the above Certificate of Incorporation, and such instrument is my act and deed, and that the facts stated therein are true.

Dated: January 5, 2017	/s/ Richard S. Soroko
Richard S. Soroko,
Incorporator

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF AGEX THERAPEUTICS, INC.

AgeX Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of AgeX Therapeutics, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that subject to approval by the stockholders, Article 4 of the Certificate of the Incorporation of the corporation is amended to read as follows:

Article 4

Capital Stock

The corporation is authorized to issue two classes of stock, which shall be designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which the corporation is authorized to issue is two hundred million (200,000,000), with a par value of $0.0001 per share. The number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), with a par value of $0.0001 per share. The Preferred Stock may be issued in one or more series as the board of directors of the corporation may by resolution or resolutions designate. The board of directors of the corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions and the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock as a class, or upon any wholly unissued series of Preferred Stock. The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of December 2022.

By:	Michael D. West
Michael D. West
President and Chief Executive Officer

STATE OF DELAWARE

SECOND CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF AGEX THERAPEUTICS, INC.

AgeX Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of AgeX Therapeutics, Inc. resolutions were duly adopted setting forth a proposed second amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that subject to approval by the stockholders, Article 4 of the Certificate of the Incorporation of the corporation is amended to read as follows:

“Article 4

Capital Stock

4.1	Authorized Stock.

The corporation is authorized to issue two classes of stock, which shall be designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which the corporation is authorized to issue is two hundred million (200,000,000), with a par value of $0.0001 per share. The number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), with a par value of $0.0001 per share. The Preferred Stock may be issued in one or more series as the board of directors of the corporation may by resolution or resolutions designate. The board of directors of the corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions and the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock as a class, or upon any wholly unissued series of Preferred Stock. The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.

4.2	Reverse Stock Split.

Upon the effectiveness of the Second Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), each 35.17 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the corporation or the respective holder thereof, be reclassified and combined into one validly issued, fully paid and nonasscssable share of outstanding Common Stock without increasing or decreasing the par value of each share of Common Stock, subject to the treatment of fractional share interests as described below (such reclassification and combination of shares, the “Reverse Stock Split”). Any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single holder of record shall be aggregated. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, after aggregating all fractional shares of Common Stock that such person would otherwise be entitled, following the Effective Time, shall be entitled to receive a cash payment (without interest and subject to applicable withholding taxes) equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported on the NYSE American, on the last trading day prior to the Effective Time (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Board of Directors), as adjusted in good faith by the corporation to account for the reverse stock split ratio. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the corporation or its transfer agent. Each certificate or book entry position that, immediately prior to the Effective Time, represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been reclassified and combined, subject to the treatment of fractional interests set forth above.”

SECOND: This Second Certificate of Amendment of the Certificate of Incorporation shall be effective as of 10:00 a.m. Eastern Time on March 14, 2024.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of March, 2024.

By:	/s/ Joanne M. Hackett
Joanne M. Hackett
Interim Chief Executive Officer